UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of report (Date of earliest event reported): April 21, 2009
SoundBite Communications, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-33790	04-3520763

(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

22 Crosby Drive Bedford, Massachusetts	01730

(Address of Principal Executive Offices)	(Zip Code)
Registrant’s telephone number, including area code: (781) 897-2500

(Former Name or Former Address, if Changed Since Last Report)
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.
Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
Item 9.01. Financial Statements and Exhibits
SIGNATURES
EXHIBIT INDEX
EX-10.1 Employment Offer Letter, dated as of April 21, 2009
EX-10.2 Form of Executive Retention Agreement, dated as of May 1, 2009
EX-10.3 Form of Change in Control Agreement, dated as of May 1, 2009
EX-10.5 Consulting Agreement, dated as of April 21, 2009

Item 1.01. Entry into a Material Definitive Agreement.
A. Appointment of James A. Milton
On April 21, 2009, we entered into an employment offer letter with James A. Milton, pursuant to which Mr. Milton will begin serving as our president and chief executive officer effective as of May 1, 2009. In addition, our board of directors has nominated Mr. Milton for election as one of our directors and will propose his election as a Class II director at our 2009 Annual Meeting of Stockholders.
Under the terms of the offer letter, we will, concurrently with the commencement of Mr. Milton’s employment, enter into an executive retention agreement, a change in control agreement and an indemnification agreement with Mr. Milton. The principal terms of the offer letter and each of the three related agreements are summarized below.
Employment Offer Letter
Under the terms of his employment offer letter, Mr. Milton will receive an annual base salary of $325,000 and shall be eligible for a target bonus of $116,667, of which $83,333 will be guaranteed, for the remainder of 2009. In addition, he will be guaranteed a bonus of $41,667 for the period from January 1, 2010 to April 30, 2010.
We will grant to Mr. Milton, upon the commencement of his employment on May 1, 2009, ten-year options to purchase 700,000 shares of our common stock pursuant to our 2007 Stock Incentive Plan. The option shares will have an exercise price per share equal to fair market value, which under the 2007 Stock Incentive Plan is defined to be the closing sale price of our common stock on the NASDAQ Global Market on the grant date. The options will vest over four years, with 25% vesting on May 1, 2010 and the balance vesting in 36-equal monthly installments thereafter. The vesting of these options may be accelerated in the circumstances described under “Change in Control Agreement” below.
Mr. Milton will be eligible to participate in benefit programs that we make available to our employees from time to time. In addition, we will pay to Mr. Milton up to $3,000 per month for documented rental expenses that he incurs for lodging near our corporate headquarters.
Mr. Milton’s employment by us will be “at will,” and either he or we may terminate his employment at any time. Mr. Milton may be entitled to specified severance benefits in the circumstances described under “Executive Retention Agreement” below
The employment offer letter is filed as Exhibit 10.1 to this current report on Form 8-K and is incorporated herein by reference.
Executive Retention Agreement
On May 1, 2009, we will enter into an executive retention agreement with Mr. Milton generally providing that if we terminate his employment without cause (as defined below) or if he terminates his employment for good reason (as defined below), he will be entitled to receive, within 30 days after the date of termination, a cash payment equal to the sum of:
•	accrued base salary, commission and vacation pay;

•	the product of (a) his annual bonus for the most recently completed fiscal year multiplied by (b) a fraction, the numerator of which will be the number of days elapsed in the current fiscal year through the termination date and the denominator of which will be 365; and

•	the amount of his highest base salary received in the twelve-month period preceding the termination date.
The executive retention agreement also will provide that Mr. Milton will be entitled to continue to receive specified benefits for 12 months after the termination date.
The executive retention agreement also will contain provisions applicable in the event payments due under the executive retention agreement would result in tax penalties under Sections 280G and 4999 of the Internal Revenue Code. Those Code sections generally may impose certain tax penalties on our company or Mr. Milton if the amount of severance payments to Mr. Milton following a Change in Ownership or Control (as defined in the Code) exceeds certain limits. Under the provisions of the executive retention agreement, the amount of the benefits that Mr. Milton will be entitled to receive under his executive retention agreement will be reduced by an amount necessary to avoid triggering any penalty taxes if, and only if, the reduction would result in greater net after-tax benefits to Mr. Milton.
For purposes of the executive retention agreement, the term “cause” means termination due to Mr. Milton’s willful misconduct, gross negligence or criminal misconduct in connection with the performance of his duties. The term “good reason” generally means (a) a diminution in Mr. Milton’s position, authority or responsibilities, (b) a reduction in his salary or benefits, or (c) his relocation to a worksite more than 50 miles from our current corporate headquarters.
The form of the executive retention agreement is filed as Exhibit 10.2 to this current report on Form 8-K and is incorporated herein by reference.
Change in Control Agreement
On May 1, 2009, we will enter into a change in control agreement with Mr. Milton generally providing that:
•	upon a change in control (as defined below) occurring during a period specified below, the percentage of his unvested options specified under “Initial Vesting” below will accelerate and vest, except that the percentage of the unvested options specified under “Subsequent Vesting” below will accelerate and vest if appropriate arrangements are not made for the continuation of those options following the change in control:

Date of Change in Control	Initial Vesting	Subsequent Vesting
From May 1, 2009 through May 31, 2009	0%	0%
From June 1 through June 30, 2009	4-1/6%	16-2/3%
From July 1 through July 31, 2009	8-1/3%	33-1/3%
From August 1, 2009 through August 31, 2009	12-1/2%	50%
From September 1, 2009 through September 30, 2009	16-2/3%	66-2/3%
From October 1, 2009 through October 31, 2009	20-5/6%	83-1/3%
On or after November 1, 2009	25%	100%
     and

•	the percentage of his unvested options specified under “Subsequent Vesting” below will accelerate and vest if, within six months after a change in control, (a) his employment is terminated without cause (as defined above under “Executive Retention Agreement”), (b) his position, authority or responsibilities are diminished, or (c) his worksite is relocated more than 50 miles from our current corporate headquarters.
For purposes of the change in control agreement, the term “change in control” will mean (a) our sale of all or substantially all of our assets or (b) our merger or consolidation with another entity in a transaction in which shares of our stock outstanding immediately prior to the transaction represent (or are exchanged for) less than a majority of the stock of the surviving entity.
The form of the change in control agreement is filed as Exhibit 10.3 to this current report on Form 8-K and is incorporated herein by reference.
Indemnification Agreement
On May 1, 2009, we will enter into an indemnification agreement with Mr. Milton in the form that we enter into with each person who serves as one of our directors and executive officers from time to time. The provisions of the indemnification agreement may provide for our indemnification of Mr. Milton, as one of our directors or officers, that is broader than the indemnification provisions contained in our certificate of incorporation. The indemnification agreement may require us, among other things, to indemnify Mr. Milton for some expenses (including attorneys’ fees), judgments, fines and settlement amounts paid or incurred by Mr. Milton in an action or proceeding arising out of his service as one of our directors or officers.
For more information about the terms of the indemnification agreement, please see the form of indemnification agreement filed as Exhibit 10.17 to amendment no. 3 to our registration statement on Form S-1 filed with the SEC on August 17, 2007 and incorporated herein by reference.
B. Resignation of Peter R. Shields
On April 21, 2009, Peter R. Shields resigned as our president and chief executive officer, and as one of our directors, effective as of April 30, 2009.
Also on April 21, 2009, we entered into a one-year consulting agreement with Mr. Shields, effective April 30, 2009, under which he will, upon our request from time to time, consult with us in connection with such matters involving our business and operations as we may reasonably request. Mr. Shields will not be required to devote more than ten hours per month in May, June or July of 2009, or more than five hours in any of the calendar months from August 2009 through April 2010, to the performance of consulting services under the consulting agreement.
As the sole compensation payable to Mr. Shields for his services under the consulting agreement, he will have until August 1, 2010 to exercise each of his currently outstanding stock options to acquire shares of our common stock, to the extent those shares have vested as of the termination of his employment on April 30, 2009. Under the existing terms of those options, Mr. Shields would have had approximately three months after his employment termination date to exercise the options to acquire shares vested as of April 30, 2009. The vesting of the options held by Mr. Shields is not affected by the terms of the consulting agreement and will cease upon termination of his employment.
The consulting agreement is filed as Exhibit 10.3 to this current report on Form 8-K and is incorporated herein by reference.

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
A. Appointment of James A. Milton
On April 21, 2009, we entered into an employment offer letter with James A. Milton, pursuant to which Mr. Milton will begin serving as our president and chief executive officer effective as of May 1, 2009. In addition, our board of directors has nominated Mr. Milton for election as one of our directors and will propose his election as a Class II director at our 2009 Annual Meeting of Stockholders.
Mr. Milton, who is 48 years old, served as President and Chief Operating Officer of Intervoice, Inc., a provider of software-based interactive voice response, contact center, and mobile messaging solutions, from March 2008 to September 2008, when Intervoice was acquired by Convergys Corporation. Following the acquisition of Intervoice, Mr. Milton served as Senior Vice President – Sales, Marketing and Professional Services of Convergys, a provider of relationship management solutions, from September 2008 to March 2009. From January 2006 to February 2008. Mr. Milton served as Executive Vice President and Chief Operating Officer of Intervoice. Mr. Milton served as a director of Intervoice from June 2008 to September 2008. From October 2004 to December 2005, Mr. Milton was Executive Vice President of Global Sales and Services for UGS Corporation, a product lifecycle management software company. From May 2002 to September 2004, Mr. Milton served as Senior Vice President, Enterprise Systems Group and Managing Director for the Americas for the Customer Solutions Group of Hewlett-Packard, a technology solutions provider to consumers, businesses and institutions globally. From January 2000 to May 2002, Mr. Milton was Senior Vice President and General Manager, North America for Compaq Computer Corporation, a supplier of Internet infrastructure and access solutions.
For a description of our employment offer letter with Mr. Milton and related agreements we expect to enter into with him upon commencement of his employment, please see “A. Appointment of James A. Milton” under Item 1.01 above.
B. Resignation of Peter R. Shields
On April 21, 2009, Peter R. Shields resigned as our president and chief executive officer, and as one of our directors, effective as of April 30, 2009.
For a description of a one-year consulting agreement we have entered into with Mr. Shields, please see “B. Resignation of Peter R. Shields” under Item 1.01 above.

Item 9.01. Financial Statements and Exhibits
(d) Exhibits

Exhibit No.	Description

10.1	Employment Offer Letter, dated as of April 21, 2009, by and between SoundBite Communications, Inc. and James A. Milton

10.2	Form of Executive Retention Agreement, dated as of May 1, 2009, to be entered into by and between SoundBite Communications, Inc. and James A. Milton

10.3	Form of Change in Control Agreement, dated as of May 1, 2009, to be entered into by and between SoundBite Communications, Inc. and James A. Milton

10.4	Form of Indemnification Agreement, dated as of May 1, 2009, to be entered into by and between SoundBite Communications, Inc. and James A. Milton [incorporated by reference from Exhibit 10.17 to Amendment No.3 to Registration Statement on Form S-1 filed with the Securities and Exchange Commission on August 17, 2007]

10.5	Consulting Agreement, dated as of April 21, 2009, by and between SoundBite Communications, Inc. and Peter R. Shields

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SOUNDBITE COMMUNICATIONS, INC.
Date: April 21, 2009	By:	/s/ Robert C. Leahy
Robert C. Leahy
Chief Operating Officer and Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

10.1	Employment Offer Letter, dated as of April 21, 2009, by and between SoundBite Communications, Inc. and James A. Milton

10.2	Form of Executive Retention Agreement, dated as of May 1, 2009, to be entered into by and between SoundBite Communications, Inc. and James A. Milton

10.3	Form of Change in Control Agreement, dated as of May 1, 2009, to be entered into by and between SoundBite Communications, Inc. and James A. Milton

10.4	Form of Indemnification Agreement, dated as of May 1, 2009, to be entered into by and between SoundBite Communications, Inc. and James A. Milton [incorporated by reference from Exhibit 10.17 to Amendment No.3 to Registration Statement on Form S-1 filed with the Securities and Exchange Commission on August 17, 2007]

10.5	Consulting Agreement, dated as of April 21, 2009, by and between SoundBite Communications, Inc. and Peter R. Shields